SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




        Date of Report (Date of Earliest Event Reported) August 26, 2004
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                           VIKING CAPITAL GROUP, INC.
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             (Exact name of registrant as specified in its charter)


          Utah                          0-22744                   87-0442090
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(State or other jurisdiction    (Commission File Number)        (IRS Employer
 of incorporation)                                           Identification No.)


       Two Lincoln Centre, 5420 LBJ Freeway, Ste 300, Dallas, Texas 75240
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               (Address of Principal Executive Offices) (Zip Code)


                                 (972) 386-9996
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              (Registrant's telephone number, including area code)



          (Former Name or Former Address, if Changed Since Last Report)





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Item 2.03 Creation of a Direct Financial Obligation

On August 30, 2004, the Company received $250,000 cash in a transaction with an existing shareholder resulting in the creation of a long-term debt (promissory note). The promissory note is for five years, accrues interest at a 10% annual percentage rate and pays interest semi-annually. Principal payments are to be made at the rate of $50,000 per year. Viking has the right to repay the loan within 60 days if it also pays a $30,000 fee or after one year without additional fees.

Item 3.02 Unregistered Sales of Equity Securities

On August 26, 2004, the Company received $50,000 cash in a transaction with the same shareholder described above for the sale of Class A Common restricted stock and two stock options to buy Class A Common restricted stock. The transaction was comprised of a) 1,250,000 Class A Common restricted shares sold at $0.04 per share, b) a five year stock option to buy 7,500,000 Class A Common restricted shares, exercisable at the rate of $0.04 per share after sixty days, and may be cancelled if Viking repays $250,000 of debts due to this shareholder during the sixty day period and c) a five year stock option to buy 2,500,000 Class A Common restricted shares, exercisable at the rate of $0.04 per share after six months, and may not be canceled. The private transaction was conducted with an accredited investor under exemption from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D, Rule 506 or other applicable exemptions.









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Pursuant to the requirements of Securities  Exchange Act of 1934, the Registrant
has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 Viking Capital Group, Inc.


Date: August 30, 2004            /s/ Matthew W. Fossen
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                                 Matthew W.  Fossen
                                 President, Chief Financial Officer

















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